Exhibit 99.1

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

CORPORATE PARTICIPANTS

Steve Jumper Dawson Geophysical Company—President, CEO

Christina Hagan Dawson Geophysical Company—EVP, CFO

Ray Tobias Dawson Geophysical Company—EVP, COO

CONFERENCE CALL PARTICIPANTS

Marshall Adkins Raymond James—Analyst

Georg Venturatos Johnson Rice—Analyst

Veny Aleksandrov Pritchard Capital Partners—Analyst

PRESENTATION

Operator

Good morning, and welcome to the Dawson Geophysical Company second quarter 2012 earnings conference call. All participants will be in a listen-only mode. (Operator Instructions) After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions) Please also note that today’s event is being recorded.

I would now like to turn the conference call over to Mr. Steve Jumper, President and CEO. Mr. Jumper, please go ahead.

Steve Jumper—Dawson Geophysical Company—President, CEO

Thank you, Jamie. Well, good morning, and welcome to Dawson Geophysical Company’s fiscal second quarter 2012 earnings and operations update conference call.

As Jamie said, my name is Steve Jumper, President and CEO of the company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer, and Ray Tobias, Executive Vice President and Chief Operating Officer.

Today’s call will be presented in three segments. Following opening remarks, Chris will discuss our financial results, I will then return for an operations update, then open the call for questions.

The call is scheduled for 30 minutes. And as in the past, we will not provide any guidance. At this point, I will turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.

Christina Hagan—Dawson Geophysical Company—EVP, CFO

Thank you, Steve. First I’ll share our Safe Harbor provision. In accordance with Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call, which are forward-looking and which provide other than historical information, involve risks and uncertainties that may materially affect the companies actual results of operations. These risks include, but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions, or cancellations of service contracts, high fixed costs of operations, external factors affecting our crew, such as weather interruptions and inability to obtain land access, rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risks related to our customers, availability of capital resources, and operational disruptions. A discussion of these and other factors, including risks and uncertainties is set forth in the company’s form 10-K for the fiscal year ended September 30th, 2011.

Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

During this conference call, we will make reference to EBITDA, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.dawson3d.com.

Let’s talk about our earnings. Dawson Geophysical today reported revenues of $85.546 million for the quarter ended March 31st, 2012, compared to $78.337 million for the same quarter in fiscal 2011, an increase of 9%. Net income for the second quarter of fiscal 2012 was $5.589 million, compared to a net loss of $4.857 million in the same quarter ended March 31st, 2011.

Earnings per share for the second quarter of fiscal 2012 were $0.71, compared to a loss per share of $0.62 for the second quarter of fiscal 2011.

EBITDA for the second quarter of fiscal 2012 was $17.520 million, compared to $1.219 million for the quarter ending March 31st, 2011.

Revenues for the six months ended March 31st, 2012 were $177.928 million, compared to $150.990 million for the same period ended March 31st, 2011, an increase of 18%.

Net income for the six months ended March 31st, 2012 was $8.820 million, or $1.13 earnings per share, as compared to a net loss of $6.524 million, or $0.84 loss per share for the same period of fiscal 2011. Included in the six months 2012 results is an $0.18 per-share one-time tax benefit related to transaction costs.

Depreciation expenses for fiscal 2012 increased $897,000, compared to the same period of the prior year. Third-party charges, which are included in revenues, declined as a percentage of revenue during the second fiscal quarter 2012 to a level more consistent with the company’s historical average for such charges. These third-party charges are related to the company’s use of helicopter support services, specialized survey technologies, and dynamite energy sources in areas with limited access. The company is reimbursed for these expenses by our clients.

The company’s Board of Directors has approved an increase of $30 million to the fiscal 2012 capital budget, bringing the fiscal 2012 budget total to $50 million. Steve.

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, thank you, Chris. Let me start by recapping our fiscal second quarter and six-month highlights. We increased second fiscal quarter 2012 revenues to $85.5 million, from $78.3 million in the comparable fiscal 2011 quarter. We generated $17.5 million of EBITDA for the quarter ended March 31, 2012, compared to $1.2 million for the comparable quarter in fiscal 2011.

Net income grew to $5.5 million, or $0.71 earnings per share in the second fiscal quarter of 2012, compared to a net loss of $4.8 million or $0.62 loss per share in the second fiscal quarter of 2011. Increased revenues during the six-month period ended March 31, 2012, to $177.9 million, compared to $150.9 million, for the comparable six-month period in fiscal 2011.

We generated EBITDA of $28.5 million for the six-month period ended March 31, 2012, compared to $6.1 million for the comparable six-month period in fiscal 2011. We generated net income of $8.8 million or $1.13 earnings per share for the six-month period, compared to a net loss of $6.5 million or a loss per share of $0.84 for the comparable six-month period of fiscal 2011.

And we formed a Canadian entity in Calgary, Alberta, and intend to establish operations in Canada during the 2012-2013 winter season.

The second quarter of fiscal 2012 was a solid quarter. Revenue, net income, and EBITDA all exceeded year-ago levels. Utilization rates improved and channel count increased from a year ago. Our order book commitments are at a multi-year high, capable of sustaining all 14 data acquisition crews well into fiscal 2013.

I will caution, however, that utilization rates are expected to be temporarily impacted, as we are experiencing difficulty on several current projects, but we expect to return to higher utilization rates in late fiscal third quarter. And our contracts, I would also add, as we have in the past, our contracts may be canceled, delayed, or modified in scope on short notice.

Not surprisingly, demand for services is driven primarily from oil and liquid-rich plays, including the Bakken oil shale, the Eagle Ford, the Niobrara, the Permian Basin, and the Mississippi Lime of Oklahoma and Kansas. We presently have 13 data acquisition crews that are engaged in oil and liquid-rich-related projects.

Companies of all sizes, from super majors to large, medium independents to small oil and natural gas producers, as well as providers of multi-client data libraries continue to drive the increase in demand.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

As mentioned, to help support operations, our Board of Directors have approved a $30 million increase of the 2012 CapEx budget, primarily for the purchase of 7 INOVA vibrator energy source units, 8,000 additional OYO GSR single-channel recording units, additional geophones, and 3,000 OYO GSR 3-channel units, complete with 3-component geophones and to meet additional needs as they arrive.

As many of you have noticed, the investment decisions we made in fiscal 2011 are beginning to pay dividends. We’re able to provide more clients with the most up-to-date technology. We’re able to provide both large channel count crews as well as multiple smaller channel count crews for smaller size projects. And equally important, we have the capacity and personnel required to provide seismic services to both the US marketplace and our new entry into the Canadian marketplace this upcoming winter.

Access to the Canadian marketplace will allow us to deliver our services and apply our more than 60 years of experience and knowledge to oil and gas producers of all sizes north of the US border. We initially plan to deploy 1 or 2 of our data acquisition crews in the upcoming winter season.

Our Canadian office will be headed up by Mr. Doug Schmidt. Doug has more than 30 years of seismic experience worldwide, with the majority of his career in Canada. He was President/Owner of Seisurv Exploration in Canada. He served as Operations Supervisor for Western Geophysical and Seiscom United, both in Canada and worldwide. And most recently, Doug served as Geophysical Operations Supervisor worldwide for Devon Energy out of Houston, Texas. We’re exceptionally fortunate to have Doug on our team, and I welcome him aboard.

As we look toward the second half of 2012 and beyond, we’re seeing good opportunities as demand remains robust. Visible growth prospects in the lower 48 states remain strong. Opportunities in Canada are just starting to emerge as we open our new office in Alberta. And we are seeing improved operating efficiencies, contract terms, and productivity across the board.

Fiscal 2012 is shaping up to be a solid year, and I’m confident that our commitment to our employees, our clients, and our shareholders will bring new opportunities for expansion and growth here at Dawson.

And with that, Jamie, I believe we are ready to start taking some questions.

QUESTION AND ANSWER

Operator

And at this time we’ll begin the question-and-answer session. (Operator Instructions) Marshall Adkins from Raymond James. Please go ahead with your question.

Marshall Adkins—Raymond James—Analyst

Give us a little more color on Canada. Why now? What’s the timing of it? And are you going to have to buy new equipment to get it done?

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, Marshall, we’ve had inquiries from several clients that have operations in Canada, for quite some time, about moving into the Canadian market. And it’s not an easy process. It’s not just something that we can jump north of the border and begin operations. We felt like that we needed to find the right individual to help us get that entity started, and we believe we have found that person in Doug Schmidt.

And so from a personnel standpoint, the timing is good for us. We think the Canadian market has been strong for a couple of years. It is a short season—we recognize that. It is a cyclical, a seasonal business. And we recognize that that’s going to be an impact to our Q2 and Q3 next year, and that would probably be about the extent of it.

On the equipment side, we have a strong inventory of GSR equipment. Some of the work that’s done in Canada is the 3-component work. And we’re going to have about 7,000 stations of 3-component OYO capability after this purchase of the additional 3,000 units. We’ll have somewhere in the neighborhood of 36,000 OYO channels.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

And so at this point I don’t see us making a big investment. Of course, that could change depending on what happens both here in the states and in Canada. We think it fits well for us.

We think our brand name is well recognized. We’ve had inquiries about Canada for quite some time. We think we have some relationships that’ll help us get started. Personnel’s obviously going to be an issue. Getting started in the first season will definitely be something that will have its challenges. We think that we can meet those challenges.

The other thing that we think works well for us is typically our Q1, typically the winter months, November through February, are the toughest here in the States, and you get — oftentimes utilization rates drop just because of weather conditions, and that happens to be the strong time of year in Canada. So we think moving assets across the border will work very well for us on a timing basis.

Marshall Adkins—Raymond James—Analyst

So is the plan to just kind of move back and forth seasonally?

Steve Jumper—Dawson Geophysical Company—President, CEO

Yes. Yes.

Marshall Adkins—Raymond James—Analyst

Great quarter. Awesome job. You mention in the press release part of it was pricing or new contract terms, part utilization, part more channels, more crews, et cetera. Can you give me some sense of what was most relevant, number one? And number two, kind of how repeatable is this situation? I mean, phenomenal job. But is it repeatable or was it just great weather, easy permitting, whatever? So a lot of questions there, but —

Steve Jumper—Dawson Geophysical Company—President, CEO

Yes, I got it. Good questions. Questions I obviously have asked myself and we’ve discussed internally. Most relevant, that’s always a very difficult thing to pinpoint. But I think one of the things that comes to mind first and foremost is the efficiency level of our crews has increased dramatically.

We have talked for the last four or five quarters or so about increase in channel count and not really a step change, but there’s been a change in the average number of channels a crew is handling. And we’ve always talked about, when we went to turnkey contracts as we become more efficient at handling larger channel count projects, obviously, the cable-less systems have played into that as well, that we would start to see some benefit. And I think we’re starting to see that. I think we’re starting to understand the pricing model with the higher channel count crews, the efficiency models with higher channel count crews. I think we’ve got a little more history behind us where all those things start to add up.

I’ve been really proud of our people company-wide on implementing measures to increase productivity, crew efficiency and quality, and I think that’s paying off. And we’ve worked off some of the legacy contracts that we talked about in Q3-4 and a little bit of Q1 last year.

And so I think going forward we’re still primarily turnkey. I think we still got a lot of efficiencies that we can gain, and I think execution’s been pretty solid.

Now, on the repeatability question, that has created a little bit of an unforeseen circumstance for us, Marshall, as we move into Q3. Generally speaking, I think the quarter is repeatable. Is it going to repeat in Q3? I think that’s a tough call. Our efficiency levels have — we’ve actually completed some projects ahead of schedule, which has caused some gaps in our schedule moving into mid-Q3 timing.

We do have some issues in the third quarter we’re dealing with. We’ve had some projects that have been difficult in the permitting phase. We’ve had some projects where weather has impacted job preparation, whether it be line clearing or drilling operations for a shot-hole survey. We’ve had some of those things occur to us. We’ve had some projects that have been delayed that were scheduled. They’ve been delayed for various reasons. There have been land issues. There’s been a partnership addition and it’s caused some I’s to be dotted and T’s to be crossed on the client side. And we’ve had some of them delay because they’ve grown in scope, and the ability to get them ready on a change, which is a good thing, I mean, the programs increase. The bad thing is, it’s hurt our timing.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

So I don’t think this is a one-and-done deal. But I would be hesitant to make a claim that it’s repeatable in the next quarter. We obviously have some issues that could impact anywhere from 2 to 4 crews on a temporary basis sometime in the upcoming quarter.

Marshall Adkins—Raymond James—Analyst

Great. You and your crew did a great job. Thanks.

Operator

Georg Venturatos from Johnson Rice. Please go ahead with your question.

Georg Venturatos—Johnson Rice—Analyst

I just wanted to echo, great execution on the quarter as well.

Steve Jumper—Dawson Geophysical Company—President, CEO

Thank you.

Georg Venturatos—Johnson Rice—Analyst

Just in terms of the underlying margin trend, certainly it sounds like crew efficiency was a big driver this quarter. Can you talk a little bit more about the pricing side? I know that’s been a little more stagnant recently. And just kind of where that was in relation to last quarter and maybe where we still stand versus peak levels previous cycle.

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, from a pricing standpoint, I think we’re still working through. I think we as a company for sure have done a much better job of understanding the underlying cost structure and operational efficiencies with these larger channel count crews. I think from a pricing standpoint, I think it’s a very difficult question, Georg, to answer as to whether or not we’re back to peak level pricing, which I assume is in the 2007 to 2008 timeframe.

In my career, our peak level pricing was actually probably in the late ‘90s, from a pure pricing standpoint. I think the burden on our industry has always been more cost effective, improved efficiency, shorter cycle time, higher quality data. And channel count certainly plays into all of that. Crew efficiencies play into all of that.

And so I think pricing certainly has improved from where it was a year ago. Is it robust pricing particularly in the lower 48 market? I think that would be a stretch. We’re still in a price competitive environment here in the lower 48. I think capacity is being fully — capacity utilization is certainly increasing. I don’t think we have an over capacity problem in the lower 48. But having said that, we’re going into this quarter with some scheduling issues, very strong order book, lot of visibility long-term, but yet we’ve got the short-term weakness that hits us from time-to-time that we’ve talked about before.

And I think as — from a pure pricing standpoint, though, obviously it’s better, but I don’t know that it’s back to what I would consider peak level, because I think the comparison metric is a tough one to make, because the channel count’s changing, the size of the jobs are changing, some of the parameters that you’re utilizing have changed quite a bit in the last four years. So that’s a tough question to answer.

Georg Venturatos—Johnson Rice—Analyst

Understood. I appreciate it. On the CapEx side, just curious when you would plan on making those orders and also receiving mainly that OYO equipment.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President, CEO

I’m not sure what the delivery time is on the OYO. I would anticipate sometime latter part of this quarter on the OYO stuff and the vibrators both.

Georg Venturatos—Johnson Rice—Analyst

Okay. And then lastly, can you just remind us, you had mentioned some numbers about historical levels on the third-party charges last quarter.

Steve Jumper—Dawson Geophysical Company—President, CEO

Yes.

Georg Venturatos—Johnson Rice—Analyst

Just kind of wondering where we shook out this quarter. Obviously it’s decreased. And I know it’s tough to gauge. But just maybe a sense of your outlook over the next few quarters, where that might end up. And that’s it. Thanks.

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, I certainly appreciate the question. I’ve been wrong so many times on forecasting this in the last couple of quarters. But if we go back several quarters to the middle part of fiscal 2011, I began to indicate that as we move farther west and we got reduced level of activity from the eastern part of Texas through Arkansas up into the eastern part of the US, I thought those levels would reduce. And they finally have. They’ve been a little bit lumpy. Reduced as a percentage of revenue.

We’ve also had increase revenue from efficiencies and the number of crews that are operating. So it’s a two-sided move.

I think I’m on record of saying that our historical range has been 25% to 35% as a reimbursable debt as a percentage of revenue. We’re probably on the — we’re somewhere in the upper end of that range right now. We’ve been as high as in the 45% to — 40%, 45%, 50% range in the past. So I think from a year-ago comparison we’ve seen a significant improvement in reimbursed revenue as a percentage of overall revenue.

But that’s a two-sided coin. That’s one where we’re working where there’s less third-party charges, and, two, increased revenue generated at the crew level.

Georg Venturatos—Johnson Rice—Analyst

Got you. Thanks a lot, Steve.

Operator

(Operator instructions) Veny Aleksandrov from Pritchard Capital Partners. Please go ahead with your question.

Veny Aleksandrov—Pritchard Capital Partners—Analyst

My first question is on Canada. I guess I’m a little bit confused. It’s going to be 14 crews going forward, but 2 of them are going to work in Canada during the winter?

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, we anticipate having 1 or 2 crews for the short season in Canada. We think we can make that work from a scheduling standpoint. Of course, we’ve always talked about the ability to downsize certain crews and move channel count around. And so we’re increasing our channel count here again. And so from an actual crew level standpoint, is it 12 and 2 or 13 and 1 or are we going to split crew sizes and levels? I think that’s to be determined.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

And there’s also the ability to operate equipment on a lease basis if needed or make additional purchases on a go-forward. But we’ll just have to wait and see what our winter schedule looks like here and what we’re fortunate enough to put together in Canada. We certainly understand and we’re certainly aware that being a new entry demand is solid up there, we think the brand name’s solid. We think we’ve got a good start on personnel. But we certainly recognize there’s challenges. And I don’t think our expectation level for the first season — we plan to be there over the long term. I don’t think our expectation for the first season is real high, Veny, going into it.

Veny Aleksandrov—Pritchard Capital Partners—Analyst

You can move equipment, but you cannot move people, right? You have to —

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, there are some other issues in that area that I certainly am not in a position to discuss at this time.

Veny Aleksandrov—Pritchard Capital Partners—Analyst

Okay. But where I’m going to is that you’re probably going to carry some expense related to Canada when your crews are over there. Is this correct?

Steve Jumper—Dawson Geophysical Company—President, CEO

I don’t think the expense level moving up to — with the size of the entity that we’re creating is going to be of huge impact. Certainly, once we get into the Canadian season, if there’s equipment moved across the border, I just don’t think we’re going to have a huge carry expense based on the size of the entity that we’re going to have in the off season.

Veny Aleksandrov—Pritchard Capital Partners—Analyst

I understand. And my second question is on pricing. Can you just talk about pricing? But with the natural gas prices where they are, are you seeing any indications or any pressure from clients on pricing, anybody deciding we are not going to shoot any more seismic, it doesn’t look good? I mean, it doesn’t seem like from your comments, but just want to make sure.

Steve Jumper—Dawson Geophysical Company—President, CEO

We have not experienced any direct cancellations or delays related to natural gas pricing. Obviously, most of the capacity in the seismic sector has been moved out of that area anyway. There’s still some capacity working on project — like we’re going back to work on some projects. And so I don’t think from a capacity standpoint there’s an industry issue. Obviously there’s cash flow issues and some other things that it’s impacting on the client side. But I don’t think we’ve had anything that’s been directly impacted as of today on natural gas prices.

We’ve had 1 or 2 smaller projects in scope that have been delayed or moved into next year, but really nothing of any significance.

Veny Aleksandrov—Pritchard Capital Partners—Analyst

Thank you so much.

Operator

Mr. Jumper, at this time, I’m showing no additional questions.

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MAY 02, 2012 / 02:00PM GMT, DWSN - Q2 2012 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical Company—President, CEO

Well, thank you, Jamie. I would like to thank all of you for participating in our call. I’d like to thank our clients and shareholders for their value, trust, and support. We’d especially like to thank our employee base on the execution side of the quarter. I think it’s been well recognized here on the call that we’ve got some people throughout our company that have done an outstanding job, and we’re proud of them and glad to have them, as always.

We’ll be back to talk to you here at the end of Q3. And I’d mention that we’ll be presenting at the Global Hunter Conference June 26th, in San Francisco, and we’ll be at the Oil and Gas Conference in Denver in August.

Thank you for listening in. We’ll talk to you again. Thank you.

Operator

Ladies and gentlemen, this concludes today’s conference call. We do thank you for attending. You may now disconnect your telephone lines.

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